Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-138036) of our report, dated March 28, 2007, relating to the audit of the consolidated financial statements of Five Star Products, Inc. as of December 31, 2006 and 2005 and for each of the years in the three year period ended December 31, 2006 included in Five Star Products, Inc.’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2006.

/s/  Eisner LLP

Eisner LLP

New York, New York
August 14, 2007